SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant (X)

Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement

( ) Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

(X) Definitive Proxy Statement

( ) Definitive Additional Materials

( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           INTERNATIONAL ISOTOPES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X) No fee required.
( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

( ) Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

(3) Filing Party:

--------------------------------------------------------------------------------

(4) Date Filed:

--------------------------------------------------------------------------------

                           INTERNATIONAL ISOTOPES INC.

                             3100 Jim Christal Road
                            Denton, Texas 76207-9987
                                 (940) 484-9492
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 22, 1999
                                 ---------------

To the Shareholders of
INTERNATIONAL ISOTOPES INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of International Isotopes Inc. (the "Company"), a Texas corporation, will be held at the Company's offices at 3100 Jim Christal Road, Denton, Texas, on Tuesday, June 22, 1999, at 2:00 p.m., Denton, Texas time, for the following purposes:

          1 To elect nine directors to serve until the next succeeding annual meeting and until their respective successors are elected and qualified;

          2 To ratify the appointment by the Board of Directors of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1999; and

          3 To transact such other business as properly may come before the meeting or any adjournment thereof.

     The close of business on April 30, 1999 has been fixed by the Board of Directors as the record date for the Annual Meeting. Only shareholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

     A Proxy Statement, form of Proxy, and copy of the Annual Report (including the Company's Form 10-K as filed with the Securities and Exchange Commission) on the Company's operations during the fiscal year ended December 31, 1998, accompany this notice.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT TO THE ADDRESS SET FORTH ON THE REVERSE SIDE OF THE PROXY. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                        By Order of the Board of Directors

                                                VIRGIL L. SIMMONS
                                                    Secretary
May 21, 1999

                           INTERNATIONAL ISOTOPES INC.

                             3100 Jim Christal Road
                            Denton, Texas 76207-9987
                                 (940) 484-9492
                                 ---------------

                                 PROXY STATEMENT

                     For the Annual Meeting of Shareholders
                           To be Held on June 22, 1999

                             SOLICITATION OF PROXIES

     This Proxy Statement is furnished to shareholders of International Isotopes Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Shareholders of the Company to be held at the Company's offices at 3100 Jim Christal Road, Denton, Texas, on Tuesday, June 22, 1999, at 2:00 p.m., Denton, Texas time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. References herein to the "Company" include its subsidiary, unless the context otherwise requires.

     This Proxy Statement and form of Proxy are being mailed to shareholders on or about May 21, 1999. If the enclosed form of Proxy is executed and returned, it may nevertheless be revoked by the shareholder at any time by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. All proxies duly signed, dated, and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote:

          (1) FOR the election of the nine nominees listed under "Election of Directors" as nominees of the Company for election as directors; and

          (2) FOR the ratification of the appointment by the Board of Directors of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1999.

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company. The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Shareholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and presented for a vote of the shareholders, the persons named in the Proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission, and telephone by directors, officers, employees, and agents of the Company. The Company will also supply brokers, nominees, or other custodians with the numbers of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their expense in so doing.

                OUTSTANDING CAPITAL STOCK AND STOCK OWNERSHIP OF
                      DIRECTORS, CERTAIN EXECUTIVE OFFICERS
                           AND PRINCIPAL SHAREHOLDERS

     The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on April 30, 1999. As of April 23, 1999, the Company had issued and outstanding and entitled to vote at the Annual Meeting 7,511,625 shares of Common Stock, par value $.01 per share ("Common Stock"). (For a description of the voting rights of the Common Stock, see "Quorum and Voting" herein.)

     The following table sets forth information as of April 23, 1999, regarding the beneficial ownership of the Company's Common Stock by each person or group known by management of the Company to own more than five percent of the outstanding shares of Common Stock of the Company, by each of the Company's executive officers named in the Summary Compensation Table below, by each of the Company's directors and by all of its directors and executive officers as a group.


                                                                                       Shares of Common Stock Beneficially
                                                                                       Owned and Percentage of Outstanding
                                                                                                   Shares as of
                                                                                                  April 23, 1999
                   Name                                                                     Number(1)         Percent
                   ----                                                                     ---------         -------
Ira Lon Morgan......................................................................        1,144,940          15.2%
Virgil L. Simmons...................................................................          226,342           3.1%
John M. McCormack (2)...............................................................          530,875           7.1%
William W. Nicholson (3)............................................................          621,875           8.3%
Carl W. Seidel (4)..................................................................          200,000           2.7%
Tommy L. Thompson (4) (5)...........................................................          219,625           2.9%
Robert J. Gary......................................................................          125,000           1.7%
Frederick J. Bonte (4)..............................................................            3,433            *
Charles LeMaistre(4)................................................................            3,333            *
Gaylord King (4)....................................................................           45,000            *
                                                                                            ---------          ------
Directors and executive officers as a
 group (14 persons)(2)..............................................................        3,253,090          43.3%

* Less than 1%

(1) Unless otherwise indicated, to the knowledge of the Company, all shares are owned directly and the owner has sole voting and investment power.

(2) Includes an aggregate of 396,000 shares benefically owned by Mr. McCormack's children. Mr. McCormack disclaims beneficial ownership of the shares owned by his children.

(3) Includes 94,000 shares benefically owned by Auric, of which Mr. Nicholson is a partner. Does not include 15,000 options owned by Auric not exercisable within 60 days of April 30, 1999.

(4)  Includes options to purchase 50,000, 40,000, 20,000, 3,333, 3,333 and
     153,333 shares of Common Stock granted to Messrs. Seidel, Thompson, King (and his wife), Bonte, LeMaistre and all directors and executive officers as a group, respectively, that are exercisable within 60 days of April 30, 1999. Does not include options to purchase 25,000, 20,000, 10,000, 6,667,
     6,667 and 69,667 shares of Common Stock granted to Messrs. Seidel, Thompson, King (and his wife), Bonte, LeMaistre and all directors and executive officers as a group, respectively, that are not exercisable within 60 days of April 30, 1999.

(5) Includes 15,625 shares owned by Mr. Thompson's spouse. Mr. Thompson disclaims beneficial ownership of the shares owned by his spouse.

    Section 16(a)  Beneficial Ownership Reporting Compliance.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports relating to their ownership and change in ownership of the Company's Common Stock with the Securities and Exchange Commission and the NASD. The following officers and directors of the Company failed to timely file a Form 4 or Form 5 in connection with their purchase at December 7, 1998 of the following shares pursuant to the Company's private placement of common stock and warrants: Tommy L. Thompson, Executive Vice President, Chief Operating Officer and Director: 32,000 shares and warrants to purchase an additional 32,000 shares; Carl W. Seidel, President, Chief Executive Officer and Director: 32,000 shares and warrants to purchase an additional 32,000 shares, and Virgil Simmons, the Company's Vice President International Marketing: 16,000 shares and warrants to purchase an additional 16,000 shares. Ira Lon Morgan, the Company's Chairman and Treasurer failed to timely file a Form 4 in connection with the transfer in April 1997 of 5,000 shares to the University of North Texas, the transfer in January 1998 of an aggregate of 20,000 shares to various family members, the transfer in September 1998 of 15,000 shares to the University of North Texas Foundation, and the purchase of 128,000 shares of common stock and 128,000 warrants to purchase common stock in the Company's private placement in December 1998.


                                QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the meeting. The affirmative vote of a majority of the voting power represented at the meeting, present in person or represented by proxy, and entitled to vote is required for the election of directors. A holder of shares of Common Stock will be entitled to one vote per share of Common Stock as to each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors. Abstentions and votes "withheld" are included in the determination of the number of shares present at the meeting for purposes of determining a quorum. Broker non-votes are counted for purposes of determining whether a quorum is present on any particular matter only if authority to vote on the matter is granted by the respective proxy. Abstentions and broker non-votes have the effect of negative votes on matters requiring approval of a specified percentage of the outstanding shares. For matters requiring approval by the holders of a specified percentage of the voting power represented at the meeting and entitled to vote, abstentions will have the effect of negative votes but broker non-votes will have no effect.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

     Nine directors will be elected at the Annual Meeting for terms expiring at the next Annual Meeting. The directors will continue to serve until their respective successors are duly elected and qualified. Each of the Board of Directors' nominees currently serves as a director of the Company.

     Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the nine nominees for the Board of Directors named below. The proxies cannot be voted for more than nine nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Shareholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the form of Proxy.

Nominees for Directors

     Ira Lon Morgan, Ph.D., age 72, a founder of the Company, has served as Chairman of the Board of Directors and Treasurer since the Company's formation in November 1995. Dr. Morgan also served as Chief Executive Officer until May 5, 1997, when Carl W. Seidel assumed this office. From 1987 to 1995, Dr. Morgan served as President of International Digital Modeling Corporation and its successor, International Diagnostic Measurements Corporation, a manufacturer of real-time diagnostic systems for electric utilities. From 1979 to 1987, Dr. Morgan served as President of Scientific Measurement Systems, Inc., a manufacturer of industrial computed tomography systems used in the dimensional analysis of manufactured products. From 1966 to 1976, Dr. Morgan served as President of Columbia Scientific Industries, a company engaged in the manufacturing of analytical chemical and pollution monitoring systems. From 1987 to 1997, Dr. Morgan served as Adjunct Professor and Assistant to the Vice President of Research at the University of Texas. From 1966 to 1976, Dr. Morgan also served as Professor of Physics and directed the Center for Nuclear Studies at the University of Texas. Dr. Morgan has over 100 publications in the area of nuclear physics, nuclear reactors, particle accelerators and instrumentation and has been awarded 21 patents in these and other areas. From 1964 to 1976, Dr. Morgan was Co-Chairman of the Conference on the Application of Accelerators in Research and Industry and also was involved in the Los Alamos Linear Accelerator program. Dr. Morgan is a Fellow of the American Physics Society and a Fellow of the American Nuclear Society. Dr. Morgan received a Ph.D. in physics from the University of Texas at Austin in 1954, an M.A. in Physics and Mathematics from Texas Christian University in 1951 and a B.A. in Physics from Texas Christian University in 1949.

     Carl W. Seidel, age 60, has served as President and Chief Executive Officer since May 5, 1997 and was elected a director in March 1997. From 1969 to 1997, Mr. Seidel served in various positions at New England Nuclear Company and its successors by merger, E.I. duPont de Nemours and Company ("DuPont") and DuPontMerck Pharmaceutical Co. ("DuPont Merck"), a joint venture between DuPont and Merck and Company, Inc. for the manufacture of radiopharmaceuticals and other drug products. From 1991 to 1997, he served as Associate Director of Technical Affairs of the Radiopharmaceutical Division of DuPont Merck. From 1991 to 1996, he served as Associate Director and Business Manager of the Radioisotopes and Radioactive Sources Unit and from 1982 to 1991, served in various positions in the radiopharmaceutical division of DuPont. From 1969 to 1982, he served as Assistant Division Manager, New Ventures Operations and Commercial Development of New Technology, of New England Nuclear Company, a manufacturer of radioisotopes and radiopharmaceuticals. From 1990 to 1994, Mr. Seidel served as a member of the Department of Energy National Advisory Committee on the need for a national biomedical tracer facility and an independent producer of radioisotopes. Mr. Seidel received an M.S. in Chemistry from the University of Notre Dame in 1962 and a B.S. in Chemistry from the University of Wisconsin in 1959.

     Tommy L. Thompson, age 52, joined the Company in February 1997 as Executive Vice President and Chief Operating Officer. From 1996 to 1997, Mr. Thompson was Executive Vice President of Coastal Power Company, a commercial provider of electric power, where he was responsible for international operations, including business development, project management, engineering and construction. From 1994 to 1996, he served as Vice President of Destec Energy Asia Pte Ltd., a commercial power plant construction company, and from 1992 to 1994, he served as Vice President of Brown and Root, an international engineering and construction company. Mr. Thompson received a B.S. in Mechanical Engineering from the University of Texas in 1970 and is a registered professional Engineer in the State of Texas.

     Virgil L. Simmons, age 69, a founder of the Company, has served as Senior Vice President of International Operations since March 1997, and as a director since November 1995. Prior thereto, Mr. Simmons served as President of the Company from its formation in November 1995 until March 1997. Mr. Simmons has also served as Secretary of the Company since its formation. From 1992 to 1994, Mr. Simmons served as a consultant to the President of Tracor Inc. to manage its overseas and manufacturing operations. In 1992, Mr. Simmons founded the Westbank Partnership, and from 1993 to 1995, served as President of Allied Interests, Inc., which companies provided management and marketing consulting services and venture capital to start-up technology companies. From 1975 to 1990, Mr. Simmons held various positions at Tracor, Inc., a diversified aerospace, military and commercial products company, and from 1982 to 1990, served as Vice President of the International Division. From 1973 to 1975, Mr. Simmons served as Vice President of Engineering of Accelerators Incorporated. From 1972 to 1973, Mr. Simmons served as a consultant in the consulting firm of Wilkinson, Sedwick & Yelverton. From 1953 to

1972, Mr. Simmons held various positions at Texas Instruments, including positions in engineering, program management, marketing and corporate management, and in 1972, served as Corporate Director of all intercompany programs. From 1958 to 1960, Mr. Simmons served as a member of the Synthetic Aperture Guidance Committee, and in 1988 was selected by the U.S. Secretary of Defense as one of the seven U.S. members of the NATO Industrial Advisory Group
(NIAG) in Brussels, Belgium. Mr. Simmons received a B.S. in Physics and Mathematics from the University of Texas in 1951.

     John M. McCormack, age 53, has been a director since December 1996. Mr. McCormack is a principal in several real estate companies in the Houston, Texas area. From 1977 to 1987, Mr. McCormack served as President of Visible Changes, a chain of 17 Texas beauty salons, and continues to serve as its Chairman. Mr. McCormack currently serves on the Board of Advisors of M.D. Anderson Hospital and co-chairs the Studies of Entrepreneurship at the University of Houston.

     William W. Nicholson, age 56, has been a director since March 1997. For the last five years, Mr. Nicholson has been a private investor and advisor to the Amway Policy Counsel Board. From 1984 to 1992, Mr. Nicholson was Chief Operating Officer of Amway Corporation and from 1974 to 1977 he served as Appointments Secretary to President Ford. Currently, Mr. Nicholson serves on the Board of Advisors to the M.D. Anderson Cancer Institute. He also serves on the Board of Directors of Colorado Prime, Inc. and Genmar, Inc. Mr. Nicholson received a B.S. in Finance from the University of Nevada in 1966.

     Robert J. Gary, age 72, has been a director since March 1997. Since 1992, Mr. Gary has been President of Gary Investment & Services, an investment and consulting firm. From 1993 to 1996, Mr. Gary was Chairman of the Board of Integrated Diagnostic Measurement Corp., and from 1960 to 1992 he held a series of positions in the Texas Utilities System, including Executive Vice President. Mr. Gray has a B.S. in Mechanical Engineering from Texas A&M University.

     Frederick J. Bonte, M.D., age 71, has been a director since April 1997. Dr. Bonte has served as Director of the Nuclear Medicine Center of Southwestern Medical School in Dallas, Texas since 1980 and as the Dr. Jack Krohmer Professor of Radiation Physics at University of Texas Southwestern Medical Center since 1994. From 1990 to 1994, he served as the Effie and Wofford Cain Distinguished Chair in Diagnostic Imaging at University of Texas Southwestern Medical Center and from 1973 to 1980, as Dean of Southwestern Medical School. Dr. Bonte has served as Chairman of the Medical Committee of the Texas Radiation Advisory Board since 1986, as a member of the Commission on Radiologic Units, Standards and Protection of the American College of Radiology since 1991 and as a member of the Radiation Advisory Committee and Environmental Hazards Committee of the American Medical Association since 1986 and 1988, respectively. Dr. Bonte received an M.D. from Western Reserve University School of Medicine in 1945 and a B.S. from Western Reserve University in 1942.

     Charles A. LeMaistre, M.D., age 75, was elected to the Board of Directors at the annual shareholder's meeting in May 1998. He is President Emeritus The University of Texas M.D. Anderson Cancer Center and former Chancellor, The University of Texas System. He received his B.A. degree from the University of Alabama and his M.D. from Cornell University Medical College. He has been awarded four honorary degrees and was a member of the faculty of three medical schools, Cornell, Emory and the University of Texas Southwestern in Dallas. He served as President of The American Cancer Society in 1986. Among numerous awards are two distinguished alumni awards from Alabama and Cornell and the 1995 American Medical Association Distinguished Service Award. He served on the original U.S. Surgeon General's Advisory Committee on Smoking and Health, 1963-64. Dr. LeMaistre is the author of numerous scientific publications.

Meetings and Committees of Board of Directors

     The Board of Directors held a total of 8 meetings in fiscal 1998. Each director attended at least 75% of the meetings held by the Board of Directors and by committees of the Board on which he served. The Board of Directors has an Executive Committee, Audit Committee, a Compensation Committee. The Board of Directors does not have a standing nominating committee. However, a nominating committee made up of board members was appointed to nominate candidates for consideration for election to the 1999 Board of Directors. Robert J. Gary was appointed chairman of that committee.

     Executive Committee. The Executive Committee, established in January 1997, currently consists of Robert J. Gary, Ira Lon Morgan, William W. Nicholson, Carl
W. Seidel and Virgil L. Simmons. The Executive Committee is responsible for the Company's general operations, as provided in directives from the Board of Directors. The Executive Committee met 8 times in fiscal 1998.

     Audit Committee. The Audit Committee, established in January 1997, currently consists of Charles LeMaistre, John M. McCormack and Ira Lon Morgan.. The Audit Committee meets with the Company's independent auditors to review the scope and timing of their audit services, any other services they are asked to perform, the report of independent auditors on the Company's consolidated financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes an annual recommendation to the Board of Directors concerning the appointment of independent auditors for the ensuing year. The Audit Committee met 2 times during fiscal 1998.

     Compensation Committee. The Compensation Committee, established in January 1997, currently consists of Robert J. Gary, John M. McCormack, Ira Lon Morgan and William W. Nicholson. The Compensation Committee reviews the compensation and benefits of all officers of the Company, makes recommendations to the Board of Directors and reviews general policy matters relating to compensation and benefits of employees of the Company, including administration of the Company's 1997 Long Term Incentive Plan. The Compensation Committee met 2 times during fiscal 1998.


                                  PROPOSAL TWO

                      RATIFICATION OF SELECTION OF AUDITOR

     The Board of Directors has selected KPMG LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1999, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of KPMG LLP as independent certified public accountants. KPMG LLP served as the Company's independent certified public accountants for the fiscal year ended December 31, 1998 and has reported on the Company's consolidated financial statements for such year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     While shareholder ratification is not required for the selection of KPMG LLP since the Board of Directors has the responsibility for selecting the Company's independent certified public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinions, which the Board of Directors will take into consideration in future deliberations.

     The Board of Directors recommends a vote FOR the ratification of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1999.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are as follows:

           Name                      Age          Position with Company
           ----                      ---          ---------------------
           Ira Lon Morgan            72           Chairman of the Board, Treasurer and
                                                  Director

           Carl W. Seidel            60           President, Chief Executive Officer and
                                                  Director

           Tommy L. Thompson         52           Executive Vice President, Chief
                                                  Operating Officer and Director

           Virgil L. Simmons         69           Vice President of International
                                                  Marketing, Secretary and Director

           Joan H. Gillett           50           Chief Financial Officer

           Gaylord King              58           VicePresident of Radiochemistry and
                                                  Radiopharmacy

           Homer B. Hupf             63           Vice President, Radiopharmaceutical &
                                                  Medical Device Product Development

           Joe Beaver                66           Vice President of Radioisotope
                                                  Production

           Will J. Lepeska           60           Vice President of Marketing


     Information concerning the business experience of Messrs. Morgan, Seidel, Thompson and Simmons is provided under the caption "Election of Directors" above. Set forth below is information concerning the business experience of the other executive officers of the Company.

     Joan H. Gillett, age 50, joined the Company in March 1997 as Chief Financial Officer. From 1986 to 1996, Mrs. Gillett served as President and Chief Financial Officer of Life Savings Bank, SSB. From 1985 to 1986, Mrs. Gillett served as the Assistant Vice President for Goliad Savings and Loan, and from 1983 to 1985, served as staff accountant for the Dominion Marketing Group. Mrs. Gillett received a B.B.A. with honors in Accounting from Southwest Texas University and a B.A. from the University of Houston in 1983 and 1970, respectively, and has been registered as a Certified Public Accountant in Texas since 1987.

     Gaylord King, age 58, joined the Company in May 1997 as Vice President of Radiochemistry and Radiopharmacy. From 1991 to 1997, Mr. King was Manager for Site Analytical Management and Services for Hanford Environmental Restoration and Waste Management, where he was responsible for the overall direction of the waste management, analytical services program as well as a point-of-contact for developing and implementing plans for meeting needs throughout the U.S. Department of Energy complex. From 1989 to 1990, Mr. King served as Division Director for Enseco, where he was responsible or a "full suite" of analytical environmental services for their largest national laboratory. Mr. King received a B.S. in chemistry from the University of Tennessee and a Master of Arts from Vermont College.

     Homer B. Hupf, Ph.D., age 63, a founder of the Company, has served as Vice President of Radiochemistry since June 1996. From 1985 to 1994, Dr. Hupf was a scientific investigator for Hybritech Inc., an international instrumentation and pharmaceutical company. From 1982 to 1985, Dr. Hupf served as Department Head of Radiochemistry/Radiopharmacy of King Faisal Specialist Hospital, a cyclotron-based cancer research center. From 1980 to 1982, he served as Vice-president of Radiopharmaceutical Production of Radpharm Inc., a cyclotron-based radiopharmaceutical manufacturer and regional nuclear pharmacy. From 1976 to 1980, he served as Vice President of Radiopharmacy of Diagnostic Isotopes Inc., a pharmaceutical manufacturing and regional nuclear pharmacy, and from 1969 to 1976, as Department Head of Radiopharmacy of Mount Sinai Medical Center, a cyclotron-based research center. From 1960 to 1969, Dr. Hupf served as Staff Scientist-Isotope Production of Oak Ridge National Laboratory. Dr. Hupf received a Ph.D. and an M.S. in chemistry from the University of Tennessee in 1969 and 1965, respectively. He also received an M.S. in pharmaceutics and a B.S. in pharmacy from Philadelphia College of Pharmacy & Science in 1959 and 1955, respectively.

     Joe Beaver, age 65, a founder of the Company, has served as Vice President of Radioisotope Production since June 1996. From 1988 to 1993, Mr. Beaver served as a staff scientist at Oak Ridge National Laboratory. From 1980 to 1987, Mr. Beaver served as Cyclotron Operations Manager and Director of Cyclotron Technology Development for Mallinckrodt, Inc. From 1969 to 1980, he served as Technical Director of the cyclotron facility at Mount Sinai Medical Center in Miami Beach, Florida, and from 1961 to 1969, he served as Radioisotope Production Manager of the cyclotron at Oak Ridge National Laboratory. Mr. Beaver received a B.S. in Physics from the University of Central Oklahoma in 1958.

     Will J. Lepeska, age 60, joined the Company in June 1996 as Vice President of Marketing. In 1968, Mr. Lepeska founded Hospital Financial Corporation, a company specializing in medical equipment leasing, and has served as its President since inception. From 1954 to 1968, Mr. Lepeska was Vice President of Marketing of Nuclear-Chicago Corp., a nuclear medicine instrument company, where he was responsible for marketing the Nuclear Medicine Imaging Camera and from 1967 to 1970, he served as a director. Mr. Lepeska received a B.S. in Electrical Engineering from Marquette University in 1954.

     All executive officers are elected annually by the Board of Directors to serve until the next annual meeting of the Board of Directors and until their respective successors are chosen and qualified.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following information summarizes annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997 and 1998, of the Chief Executive Officer and the other three most highly compensated executive officers of the Company with annual income of $100,000 or more (collectively, the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                                               Long-Term
                                                                             Compensation
                                                  Annual Compensation           Awards
                                              ---------------------------       -------
                                                                              Securities
                                                                              Underlying                            All Other
         Name and                                                  Bonus        Options           Stock           Compensation
       Principal Position         Year (1)        Salary($)         ($)          (#)         Grants ($) (2)           ($)(3)
-------------------------------   --------   ------------------   -------   --------------   --------------    ------------------
Carl W. Seidel                       1997      $106,135(5)          -0-         75,000          $960,000                -0-
President and Chief                  1998      $182,830             -0-            -0-               -0-                -0-
Executive Officer

Tommy L. Thompson                    1997      $126,923(6)          -0-         60,000          $540,000                -0-
Executive Vice                       1998      $172,383             -0-            -0-               -0-                -0-
President and Chief
Operating Officer

Dr. Ira Lon Morgan                   1997      $ 99,423             -0-            -0-               -0-                (4)
Chairman and Treasurer               1998      $116,038             -0-            -0-               -0-                (4)

Gaylord King                         1997      $ 51,697(7)          -0-         20,000          $185,000                -0-
Vice President of                    1998      $114,922             -0-            -0-               -0-                -0-
Radiochemistry and
Radiopharmacy

---------------

(1) For the period November 1, 1995 (inception) through December 31, 1996, Virgil L. Simmons, the Company's Vice President of International Marketing, was issued 50,428 shares of Common Stock at a value of $1.40 per share in payment of $70,599 of compensation for his services as an officer of the Company. Other than the foregoing issuance of shares, none of the Company's executive officers were paid any compensation for services to the Company as an executive officer for the period November 1, 1995 (inception) through December 31, 1996.
(2) Represents the difference between the price paid by the named executive officer and the fair market value of such security on the date of purchase. In June 1997, as part of the Company's incentive stock compensation program, 145,000 shares of Common Stock were issued to the following key employees at a purchase price of $1.60 per share pursuant to agreements entered into on January 14, 1997, March 21, 1997 and April 23, 1997, respectively, as described above: Tommy L. Thompson: 50,000 shares; Carl W.
     Seidel: 75,000 shares; and Gaylord King: 20,000 shares. At December 31, 1997, the balance of the stock approved under the Company's incentive stock compensation program plan was issued to the following key employees at a purchase price of $1.60 per share pursuant to agreements entered into between March and May 1997: Tommy Thompson: 50,000 shares; Carl Seidel:
     75,000 shares; and Gaylord King: 5,000 shares. The employees paid for their respective shares with recourse notes (aggregating $440,000 among the three employees) maturing on May 1, 2000 with interest payable annually at the rate of 6.14% compounding semi-annually. The Company also agreed to pay such employees an aggregate of $405,730 as compensation for their respective tax liabilities arising from the issuance of such shares.
(3) None of the named executive officers received any perquisites or other personal benefits in 1997 or 1998 that in the aggregate exceeded $50,000 or 10% of such named executive officer's salary and bonus for such year. See Note (2) above.
(4) The Company is a 51% beneficiary of a "key man" life insurance policy in the amount of $1,000,000 on the life of Dr. Morgan and Dr. Morgan's designee is a 49% beneficiary. Premiums paid on such policy were $36,303.75 in 1997 and $38,478.00 in 1998.
(5)  Represents salary for eight months.
(6)  Represents salary for ten months.
(7)  Represents salary for six months.

                        OPTION GRANTS IN LAST FISCAL YEAR


     The following table provides information regarding options granted during fiscal 1998 to the named executive officers:


                                                            Percent of
                                No. of Securities         Total Options
                               Underlying Options      Granted to Employees      Exercise Price        Expiration
       Name                        Granted (#)          in Fiscal Years (1)         Per Share             Date
------------------                 -----------         --------------------         ---------             ----
Carl W. Seidel                         -0-                     -0-                     -0-                N/A

Tommy L. Thompson                      -0-                     -0-                     -0-                N/A

Dr. Ira Lon Morgan                     -0-                     -0-                     -0-                N/A

Gaylord King                           -0-                     -0-                     -0-                N/A

(1) In 1998, the Company granted options to certain employees to purchase an aggregate of 82,400 shares of Common Stock.


                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                          Shares
                                       Acquired on       Value
     Name                              Exercise (#)   Realized($)   Exercisable      Unexercisable   Exercisable     Unexercisable
     ----                              ------------   -----------   -----------      -------------   -----------     -------------
                                                                         Number of Securities
                                                                        Underlying Unexercised            Value of Unexercised
                                                                           Options at Fiscal              In-the-Money Options
                                                                              Year-End(#)               at Fiscal Year-End($)(1)
                                                                    ------------------------------   -----------------------------
     Carl W. Seidel................        -0-            -0-          25,000           50,000         $208,750         $417,500

     Tommy L. Thompson.............        -0-            -0-          20,000           40,000          167,000          334,000

     Dr. Ira Lon Morgan............        -0-            -0-             -0-              -0-              -0-              -0-

     Gaylord King..................        -0-            -0-           6,667           13,333           55,669          111,331

-----------

(1) Based on the last sale price of $16.00 of the Company's Common Stock on the Nasdaq Small Cap Market on December 31, 1998. The exercise price of the options in this table is $7.65 per share.

Employment Agreements

     The Company entered into an employment/royalty agreement with Dr. Morgan effective November 1, 1995, pursuant to which Dr. Morgan is employed as Chairman of the Board and Treasurer through October 31, 2000 at an annual salary of $100,000, increasing by $10,000 per year commencing November 1, 1997. Dr. Morgan is entitled to participate in any pension, retirement, stock appreciation or stock option plan, or any key employee compensation plan which may be established. Dr. Morgan's employment is terminable only for "good cause" as determined by a court of law. If Dr. Morgan's employment is terminated due to mental or physical disability or incapacity, the Company will pay Dr. Morgan six months' salary. Dr. Morgan has agreed to devote not less than 75% of his working hours to the Company's business interests. The employment agreement contains confidentiality provisions and provides that Dr. Morgan may not compete with the Company or solicit its employees during the term of his employment and for a period of two years after termination of his employment.

     In addition to salary, Dr. Morgan will receive royalty payments semi-annually equal to 1% of the gross revenues received by the Company from the sale, lease or use of products developed, manufactured and marketed by the Company under any license agreement, know-how or technology developed or being developed by Dr. Morgan, and the greater of 0.5% of gross revenues or 20% of royalties received from the licensing by the Company of any such patents, know-how or technology to others. The total remuneration of Dr. Morgan from salary and royalties is not to exceed $150,000 per year until gross revenues of the Company exceed $5,000,000 and the Company is profitable. Royalties over and above the standard salary are to be paid out of profits not to exceed 10% of the Company's pre-tax profits. Dr. Morgan may accept royalties in the form of cash, Common Stock, deferred annuities or tax-free retirement plans offered by the Company or others in combination or percentages of the above forms of royalty payment. The Company's Board of Directors is required to offer such remuneration to Dr. Morgan on a semi-annual basis based on earnings per share and market value of the Common Stock. Royalty compensation may not exceed $500,000 in any one-year period.

     The Company entered into an employment agreement with Carl W. Seidel effective May 5, 1997, pursuant to which Mr. Seidel is employed as President and Chief Executive Officer through May 5, 2002 at an annual salary of $175,000, subject to an annual increase and bonus at the discretion of the Company's Board of Directors. Such bonus, if awarded, is anticipated to be approximately 50% of Mr. Seidel's base salary but in no event more than 10% of the Company's pre-tax profits. Mr. Seidel's employment is terminable by the Company for "cause," which includes, among other things, a willful violation of law or aiding or abetting a competitor to the detriment of the Company, or by the Company or Mr. Seidel without cause upon 90 days' written notice. If terminated by the Company without cause, Mr. Seidel is entitled to continued salary and benefits for 18 months from the effective date of such termination or, at the Company's election, a lump-sum severance payment equal to the total cash compensation that would be payable to him under the employment agreement for the 32-month period following the effective date of termination. The employment agreement contains confidentiality provisions and provides that Mr. Seidel may not compete with the Company during the term of his employment and for a period of six months following termination of his employment with the Company.

     The Company entered into an employment agreement with Tommy L. Thompson effective February 17, 1997, pursuant to which Mr. Thompson is employed as Executive Vice President and Chief Operations Officer through January 1, 2000 at an annual salary of $165,000, subject to an annual increase and bonus at the discretion of the Company's Board of Directors. Such bonus, if awarded, is anticipated to be approximately 10 to 30 percent of Mr. Thompson's base salary but in no event more than 10 percent of the net earnings after tax revenues of the Company set aside for bonuses. Mr. Thompson's employment is terminable by the Company for "cause," which includes, among other things, a willful violation of law or aiding or abetting a competitor to the detriment of the Company, or by the Company or Mr. Thompson without cause upon 90 days' written notice. If terminated by the Company without cause, Mr. Thompson is entitled to continued salary and benefits for six months from the effective date of such termination or, at the Company's election, a lump-sum severance payment equal to the total cash compensation that would be payable to him under the employment agreement for the 12 month period following the effective date of termination. The employment agreement contains confidentiality provisions and provides that Mr. Thompson may not compete with the Company during the term of his employment and for a period of six months following termination of his employment with the Company.

Compensation of Directors

     Employee directors of the Company do not receive additional compensation for their services as directors. Prior to its initial public offering, the Company did not pay director's fees but did reimburse directors for their expenses. Following the Company's initial public offering, the Company paid each non-employee director $500 per meeting for their services as directors. The Company continues to reimburse directors for all expenses incurred in connection with their activities as directors. Non-employee directors and employee directors of the Company are entitled to receive certain stock option awards under the Company's 1997 Long Term Incentive Plan.

Certain Transactions

     During 1998, the Company executed a promissory note for a line of credit for a maximum committed sum of $2,500,000, secured by restricted stock pledged by the Chairman of the Company. Negotiations are currently underway for the Chairman to personally assume this debt and to receive a note payable from the Company for his assumption of this debt.

     On April 24, 1998, the Company completed the acquisition of MAC Isotopes, Inc. from its parent corporation, MACTEC, Inc., of Golden Colorado, and then merged MAC Isotopes into International Isotopes Idaho Inc, a newly formed subsidiary of the Company. The Company exchanged $500,000 in cash and 159,416 shares of its Common Stock, valued at $3,173,973 for 100% of the stock in MAC Isotopes. MACTEC has the option to sell 50% of the shares back to the Company on each of April 23, 1999 and April 24, 2000 for a purchase price of $19.91 per share. If the Company does not repurchase the shares or make other arrangements, Auric Partners, of which William Nicholson, a director of the Company, is a partner, is required to purchase the shares. If Auric purchases the shares, the Company is obligated to issue to Auric warrants to purchase common stock of the Company in sufficient quantity and at an exercise price that will compensate it for the difference between $19.91 and the current market price of the Company's stock. MACTEC has notified the Company of their desire to exercise the option to sell 50% as of April 23, 1999. The Company is negotiating with MACTEC to facilitate MACTEC's sale of the Common Stock on the open market and compensate MACTEC for the difference in market value received and the acquisition price of $19.91 per share.

     The Company believes that all prior transactions and loans between the Company and its officers, directors and 5% or greater stockholders have been on terms no less favorable than could be obtained by the Company from unaffiliated third parties. All future transactions and loans between the Company and its officers, directors and 5% or greater stockholders will be on terms no less favorable than can be obtained by the Company from unaffiliated third parties and will be approved by a majority of the independent, disinterested directors of the Company.


                        REPORT ON EXECUTIVE COMPENSATION

General

     The Compensation Committee currently consists of four members, one of which serves as an executive officer of the Company. No executive officer of the Company serves or served on the compensation committee of another entity and no executive officer of the Company serves or served as a director of another entity which has or had an executive officer serving on the board of directors of the Company.

     Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board, subject to review and approval by the full Board of Directors. Decisions with respect to awards under the Company's Long Term Incentive Plan are also made by the Compensation Committee, subject to review and approval by the full Board of Directors. Set forth below is a report prepared by Messrs. Gary, McCormack, Morgan and Nicholson in their capacity as the Compensation Committee addressing the Company's compensation policies for the fiscal year 1998 as they affected the Company's executive officers, including the Company's Chief Executive Officer, Carl Seidel.

     The Compensation Committee's executive compensation polices are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Targeted levels of total executive compensation are generally set at levels that the Compensation Committee believes to be consistent with others in the Company's industry, although actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

     The Compensation Committee is mindful of grants or awards made to the Company's executive officers under the Company's Long Term Incentive Plan. The Compensation Committee endorses the position that stock ownership by management and stock based performance compensation arrangements are beneficial in aligning management's and shareholders' interest in the enhancement of shareholder value. Thus, the Compensation Committee takes into account the stock based elements in designing the compensation packages of the Company's executive officers.

     In 1993, Congress amended the Internal Revenue Code to add ss.162(m). This section provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exceptions. The Company has examined its compensation policies in view of ss.162(m) and the regulations adopted by the Internal Revenue Service to implement this section and has determined that these provisions will not affect the deductibility of executive compensation for fiscal 1998. It is currently not expected that any part of the Company's deduction for executive compensation will be disallowed for fiscal 1999.

     The principal components of the Company's non-stock-based compensation program are base salary and bonus. Bonuses are at the discretion of the Compensation Committee and the Board, based on performance criteria and production. No bonus or other incentive based compensation was paid in fiscal year 1998 as the Company was still in the development stage and are not expected to be paid until the Company is profitable.

Fiscal 1998 Chief Executive Officer Compensation.

     Mr. Seidel's compensation for fiscal year 1998 as President and Chief Executive Officer of the Company consisted solely of his base salary. No bonus or other incentive based compensation was provided. The Compensation Committee believes that Mr. Seidel's compensation package is set at a level that is consistent with others in the Company's industry. Mr. Seidel is not a member of the Compensation Committee and does not participate in the Compensation Committee's decision regarding his compensation.

                                     Submitted by the Compensation Committee of the Board of Directors

                                     Robert J. Gary
                                     John M. McCormack
                                     Ira Lon Morgan
                                     William W. Nicholson

                                PERFORMANCE GRAPH

     The following graph compares the annual cumulative total shareholder return on an investment of $100 on December 31, 1997 in the Company's common stock, based on the market price of the common stock, with the cumulative total return of a similar investment in the Nasdaq composite stock market index (U.S. companies) and Nasdaq's index for pharmaceutical industry stocks.

                                [Graphic omitted]
                                Graph Plot Points

                                    1997        1998
                                    ----        ----
International Isotopes               100        183
NASDAQ Stocks                        100        141
NASDAQ Pharmaceuticals Stocks        100        128

                           ANNUAL REPORT ON FORM 10-K

     UPON WRITTEN REQUEST OF ANY BENEFICIAL SHAREHOLDER OR SHAREHOLDER OF RECORD, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 (INCLUDING THE EXHIBITS, FINANCIAL STATEMENTS, AND THE SCHEDULES THERETO) REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM VIRGIL L. SIMMONS, SECRETARY, 3100 JIM CHRISTAL ROAD, DENTON, TEXAS 76207-9987. A COPY OF SUCH FORM 10-K ACCOMPANIED THE ANNUAL REPORT SENT TO SHAREHOLDERS IN CONNECTION WITH THE ANNUAL MEETING.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals to be presented at the 2000 Annual Meeting of Shareholders, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in Denton, Texas, addressed to the Secretary of the Company, not later than December 31, 1999. Such proposals must comply with the Bylaws of the Company and the requirements of Regulation 14A of the Securities Exchange Act of 1934.

                                  OTHER MATTERS

     At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.


                                             By Order of the Board of Directors


                                             /s/ Virgil L. Simmons
                                             ----------------------------
                                             VIRGIL L. SIMMONS
                                              Secretary

Dated:  May 21, 1999

                                      PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           INTERNATIONAL ISOTOPES INC.

     The undersigned hereby appoints: Ira Lon Morgan, Carl W. Seidel, and Tommy
L. Thompson, as proxies, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of International Isotopes Inc. held of record by the undersigned on April 30, 1999 at the Annual Meeting of Shareholders to be held on June 22, 1999, or any adjournment thereof.

     The Board of Directors recommends that you vote FOR the nominees and the proposals listed hereon. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees and the proposals.

[Please see reverse side]

1. To elect nine Directors.

        FOR all nominees        WITHHOLD
          listed below          AUTHORITY
        (except as marked    to vote for all
          to contrary)          nominees
                              listed below

               _                    _
              |_|                  |_|

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

Ira Lon Morgan, Virgil L. Simmons, Carl W. Seidel, Tommy L. Thompson, John M. McCormack, William W. Nicholson, Charles A. LeMaistre, M.D., Robert J. Gary, Frederick J. Bonte, M.D.

2. Proposal to ratify the Board of Directors selection of KMPG LLP as independent auditors.

        FOR            AGAINST            ABSTAIN
         _                _                  _
        |_|              |_|                |_|

3. In their discretion to vote upon such other business as may properly come before the meeting.

DATED:                                                          , 1999
      ----------------------------------------------------------


----------------------------------------------------------------------
                           (SIGNATURE OF SHAREHOLDER)

----------------------------------------------------------------------
                           (SIGNATURE IF HELD JOINTLY)

Please sign exactly as name appears hereon. When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                      -17-